Exhibit 99
                                                       PRESS RELEASE
                                                       Dated November 12, 1996



FOR IMMEDIATE RELEASE:
Contact:  Alan B. Satterwhite, Chief Operating Officer/Chief Financial Officer
          (614) 451-5151
Date:     November 12, 1996


                 KARRINGTON HEALTH, INC. SIGNS LETTER OF INTENT
                         TO ACQUIRE KENSINGTON COTTAGES

Columbus,  Ohio,  November 12,  1996--Karrington  Health,  Inc. (Nasdaq:  KARR),
announced today that it has entered into a Letter of Intent to acquire the business of Kensington Management Group, Inc. of Golden Valley, Minn. Kensington operates 10 facilities in 3 states with a total of 323 beds, principally under the name "Kensington Cottages." According to Karrington management, Kensington has focused primarily on assisted living Alzheimer's care and Jon Rappaport, its CEO and principal shareholder, has been an active participant and leader in the national assisted living industry. Mr. Rappaport will remain with the organization as President of this new division of Karrington and will be primarily responsible for the continued growth and development of new Kensington homes.

     The purchase price was not disclosed pending the completion of a definitive Purchase Agreement and due diligence. Karrington intends to finance the purchase with Karrington Health, Inc. common shares, cash, and with loans from one or more third-party lenders. The parties intend to close the transaction during the first quarter of 1997.

     Richard R. Slager, CEO and president of Karrington Health, Inc. stated, "Jon Rappaport, along with his organization and people have been a great asset to the assisted living industry. Jon himself has been the National Trade Association's Treasurer since its inception and is highly respected by other assisted living providers and his peers. We believe that the Kensington model along with the expertise of the Kensington development and management team will make a significant contribution to Karrington through broadening its product lines and bringing a new innovative, cost-effective approach to individuals and families dealing with Alzheimer's disease and other forms of dementia. Kensington Cottages are a strong complement to Karrington's stand alone Alzheimer's residence by bringing a product for the smaller community, moderate income markets to the Karrington portfolio. We could not be more pleased than to have Jon and his staff join our team."


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     Since 1980 the Kensington name has earned widespread,  national recognition as an innovative leader in assisted living dementia care. Kensington Cottages' Specialized Care Program has been developed to meet the unique needs of those suffering from memory impairments. The model incorporates the latest Alzheimer's
care   research,   with  16   years   of   experience   providing   residential,
service-oriented housing for the frail elderly.

     Karrington Health, Inc. is a Columbus, Ohio based developer, owner and operator of licensed assisted living residences which provide quality, professional personal and health care services for individuals needing assistance with activities of daily living in dignified, residential environments. The Company is a leader in assisted living and provides a broad range of consulting, development, support, and management services to health care providers in the long-term care industry.